EXHIBIT 3.67

ARTICLES OF INCORPORATION

OF

ELK RUN COAL COMPANY, INC.

The undersigned, acting as incorporator of a corporation under Section 27, Article 1, Chapter 31 of the Code of West Virginia adopts the following Articles of Incorporation for such corporation, FILED IN DUPLICATE:

I. The undersigned agrees to become a corporation by the name of ELK RUN COAL COMPANY, INC.

II. The address of the principal office of the corporation is P. O. Box 338, Town of Madison, County of Boone, West Virginia 25130.

III. The purpose or purposes for which the corporation is formed are to acquire, purchase, lease, option, own, sell, mortgage and deal in coal lands, supposed coal lands and mineral estates in the Continental United States; to prospect for and mine or produce coal, mineral products and gas and oil in the Continental United States; to buy, sell, produce, process, handle and deal in the marketing of coals, minerals and products of coal or minerals of all kinds and generally to do all acts necessary, incident or related to the foregoing purposes.

IV. Shareholders shall have full preemptive rights to acquire (1) any unissued or treasury shares, whether already authorized or hereafter authorized, of any or all classes, (2) any warrants, rights or options to purchase such shares, and (3) any securities or obligations convertible into such shares or into warrants, rights or options to purchase any such shares.

V. Provisions for the regulation of the internal affairs of the corporation are:

1. The Board of Directors may, from time to time, declare and the corporation may pay dividends on its outstanding shares in the manner and upon the terms and conditions provided by law. To the extent permitted by law and cash is available, the Board of Directors shall declare and the corporation shall pay during each calendar year beginning in 1981 cash dividends in an aggregate amount at least as great as 50% of Net Cash Flow for the preceding calendar year, unless otherwise voted unanimously by all members of the Board of Directors. The term “Net Cash Flow” shall mean the net profits and losses of the corporation after taxes for the calendar year adjusted for:

(a) the addition of (i) all non-cash charges including, but not limited to depreciation, amortization, depletion and other reserves, (ii) proceeds of insurance except those received and used, or to be used for restoration of the insured property as approved unanimously by the Board of Directors, in the event of damage or destruction thereof, and (iii) proceeds of loans, mortgages, or other borrowings and any sales of capital assets; and

(b) the subtraction of (i) principal payments on the corporation’s indebtedness, (ii) reasonable net working capital requirements, and (iii) forecasted capital expenditure requirements as set forth in the corporation’s mining plans and budgets.

2. The Board of Directors of the corporation may, from time to time, in its discretion, declare and the corporation may pay cash dividends from any reserves for mineral depletion maintained by the corporation. Such dividends must be identified as a distribution of such reserves, and at the time of distribution the amount per share being paid from such reserves must be disclosed to each shareholder receiving such dividends.

3(a). The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including an action or proceeding by or in the right of the corporation to procure judgment in its favor) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) judgments, fines, taxes and penalties and interest thereon, and amounts paid in settlement actually and reasonably incurred by him in connection with such action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) Notwithstanding the provisions of paragraph (a) of this Section, no indemnification shall be made in an action or suit by or in the right of the corporation to procure judgment in its favor in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court in which such action or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(c) To the extent that any such person has been successful on the merits or otherwise in defense of any action or proceeding referred to in paragraphs (a) or (b) of this Section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under paragraphs (a) and (b) of this Section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of any such person is proper in the circumstances because he has met the applicable standard of conduct set forth in such paragraphs (a) and (b). Such determination shall be made (i) by the corporation’s Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action or proceeding; or (ii) if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion; or (iii) by the shareholders. If the determination is to be made by the Directors, they may rely, as to all questions of law, on the advice of independent counsel.

(e) Expenses (including attorneys’ fees) incurred in defending a civil or criminal action or proceeding shall be paid by the corporation in advance of final disposition of such action or proceeding as authorized in the manner provided in paragraph (d) of this Section, upon receipt of an undertaking by or on behalf of such person to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Section.

(f) The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested Directors, to cause the corporation to indemnify or contract in advance to indemnify any person not specified in paragraph (a) who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee or agent of the corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in paragraph (a). The provisions of paragraphs (b) through (e) of this Section shall be applicable to any indemnification provided hereafter pursuant to this paragraph (f).

(g) The corporation shall have power to purchase and maintain insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Section.

(h) Every reference in this Section to director, officer, employee or agent shall include former directors, officers, employees and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the corporation or others, with respect to claims, issues or matters in relation to which the corporation would not have the power to indemnify such person under the provisions of this Section.

4. Each person who shall have been a holder of record of shares of the corporation’s capital stock for at least six months preceding his demand or who shall be the holder of record of at least five percent of the outstanding shares of capital stock of the corporation, upon written demand stating the purpose thereof, shall have the right to examine in person or by agent or attorney, at any reasonable time or times, for any proper purpose, the corporation’s books, records, accounts, minutes, correspondence and memoranda and to make copies thereof at his expense.

5. The affirmative vote of the holders of a majority of the shares of both the Class A Common Stock and the Class B Common Stock, voting as separate classes, shall be required:

(a) To amend these Articles of Incorporation;

(b) To alter, amend or repeal the bylaws of the corporation or to adopt new bylaws;

(c) To approve a plan of merger or consolidation;

(d) To authorize the sale, lease, exchange or other disposition of all or substantially all the property and assets of the corporation;

(e) To adopt a resolution to voluntarily dissolve the corporation or to revoke voluntary dissolution proceedings of the corporation;

(f) To authorize the issuance of authorized but unissued shares of capital stock; and

(g) To make loans to other aggregating in excess of $300,000 outstanding at any time.

VI. Capital Stock:

1. The amount of total authorized capital stock of the corporation shall be Twenty-five Thousand dollars ($25,000.00), which shall be divided into two thousand five hundred (2,500) shares of the par value of Ten Dollars ($10.00) each. Said shares shall be classified so that two thousand (2,000) shares shall be Class A Common Stock and five hundred (500) shares shall be Class B Common Stock.

2. The Class A Common Stock and the Class B Common Stock shall be entitled in all respects equal rights and privileges, except as provided in Section 5 of Article V and except as to the election of Directors. The holders of the Class A Common Stock voting as separate classes shall have the sole and exclusive right to elect three Directors of the corporation ; and the holders of the Class B Common Stock voting as a separate class shall have the sole and exclusive right to elect two Directors of the corporation.

VII. The existence of this corporation is to be perpetual.

IX. No person to whom notice of process may be sent has been designated.

X. The number of Directors constituting the initial Board of Directors of the corporation is five, and the names and addresses of the persons who shall serve as Directors until the first annual meeting of shareholders and until their successors are elected are as follows:

Name	Address
William A. McMinn	2000 Market Street Philadelphia, PA 19103

Raymond G. Mateer	2000 Market Street Philadelphia, PA 19103

E. Morgan Massey	4 North 4th Street Richmond, VA 23219

Paul S. Barbery	4 North 4th Street Richmond, VA 23219

William D. Blackburn, Jr.	31 Robin Place Beckley, WV 25801

I, THE UNDERSIGNED, for the purposes of forming a corporation under the laws of the State of West Virginia, do make and file these Articles of Incorporation, and I have accordingly hereto set my hand this 1st day of September, 1978.

/s/ Charles Q. Gage
Charles Q. Gage

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

ELK RUN COAL COMPANY, INC.

Pursuant to the provisions of Section 31, Article 1, Chapter 31 of the Code of West Virginia, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is ELK RUN COAL COMPANY, INC.

SECOND: The following Resolutions Amending the Articles of Incorporation were adopted by the sole shareholder of the corporation on the 16th day of December, 1978, in the manner prescribed by Section 107, Article 1, Chapter 31, of the Code of West Virginia:

RESOLVED, that Article III of the Articles of Incorporation of ELK RUN COAL COMPANY, INC. be, and it hereby is, amended in its entirety to read as follows:

“III. The purpose or purposes for which this Corporation is formed are as follows:

1. To acquire, purchase, lease, option, own, sell and mortgage coal lands, or supposed coal lands or minerals estates; to buy and sell real estate; to prospect for coal, and mine and process coal and other minerals and mineral products and generally to buy, sell, handle, and deal in the market in coal of all kinds; to purchase, acquire and contract for machinery, buildings, vehicles and equipment for mining and marketing coal; to construct and operate railways and tramways for mining and moving coal; and to provide managerial and engineering services in regard to the mining and processing of coal to coal mine operators.

2. To have and exercise all the powers now or hereafter conferred by the laws of West Virginia upon corporations organized pursuant to the laws thereof and any amendments and supplements thereto.”

FURTHER RESOLVED, that Article IV of said Articles of Incorporation be, and it hereby is, amended in its entirety to read as follows:

“IV. No shareholder or other person shall have any preemptive right whatsoever.”

FURTHER RESOLVED, that Article V of said Articles of Incorporation be, and it hereby is, amended in its entirety to read as follows:

“V. Provisions for the regulation of the internal affairs of the Corporation are: None.”

FURTHER RESOLVED, that Article VI of said Articles of Incorporation be, and it hereby is, amended in its entirety to read as follows:

“VI. The amount of the total authorized capital stock of said Corporation shall be Five Thousand Dollars ($5,000.00), which shall be divided into five thousand (5,000) shares of the par value of One Dollar ($1.00) each.”

THIRD: The number of shares of the Corporation outstanding at the time of such adoption was two; and the number of shares entitled to vote thereon was two.

FOURTH: The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows:

CLASS	NUMBER OF SHARES
A	1
B	1

FIFTH: The number of shares of each class entitled to vote thereon as a class voted for and against such amendment, respectively, was:

CLASS	NUMBER OF SHARES VOTED
	FOR	AGAINST
A	-1-	-0-
B	-1-	-0-

SIXTH: Pursuant to Section 73, Article 1, Chapter 31 of the Code of West Virginia, 1931, as amended, it is disclosed that all actions required to be taken by the shareholders or directors of this Corporation to authorize the amendment were taken by unanimous written agreement in lieu of a meeting.

SEVENTH: The manner in which any exchange, reclassification or cancellation of issued shares provided for in the amendment shall be effected is as follows:

Upon the issuance by the Secretary of the State of West Virginia of the Certificate of Amendment to the Articles of Incorporation of this Corporation, holders of the common capital shares of the Corporation shall surrender the certificates representing their shares, and, irrespective of the class of shares so represented , a new certificate shall be issued representing ten unclassified common capital shares of the par value of one dollar each for each share surrendered.

EIGHTH: The manner in which such amendment effects a change in the amount of stated capital as changed by such amendment, are as follows:

The stated capital of the Corporation shall be decreased from Twenty-five Thousand Dollars ($25,000.00), divided into two thousand five hundred (2,500) shares of the par value of Ten Dollars ($10.00) each to Five Thousand Dollars ($5,000.00), divided into five thousand (5,000) shares of One Dollar ($1.00) each.

Dated: December 16, 1978.

ELK RUN COAL COMPANY, INC

By:	/s/ William D. Blackburn

Its	President

By:	/s/William Blair Massey

Its:	Secretary